Exhibit (a)(15)

Bell Atlantic International, Inc.	Vodafone Americas BV
Bell Atlantic Latin America Holdings, Inc.	Riviun Quadrant 173-177
Bell Atlantic New Zealand Holdings, Inc.	2909 LC Capelle aan den IJssel
Rotterdam, The Netherlands

c/o Verizon Communications Inc.

1095 Avenue of the Americas

New York, NY 10036

July 25, 2003

Grupo Iusacell, S.A. de C.V.

Prolongación Paseo de la Reforma 1236

Colonia Santa Fe

Delegación Cuajimalpa

05348 Mexico, D.F.

Attn:    Mr. Juan Carlos Merodio Lopez

Dear Sirs:

We are writing to advise you that we have received a letter from Fintech Advisory Inc. (“Fintech”) dated July 25, 2003 attaching a letter sent by Fintech to your Board of Directors and Audit Committee also dated July 25, 2003 relating to the tender offer which was commenced on July 24, 2003 by Fintech and Fintech Mobile Inc. (the “Fintech Offer”) for all of the Series A Shares, Series V Shares and American Depositary Shares representing Series V Shares (collectively, the “Securities”) of Grupo Iusacell, S.A. de C.V. A copy of the letter received from Fintech is attached hereto.

Please be advised that the undersigned have determined not to withdraw the Securities tendered into the tender offer for the Securities commenced by Movil Access, S.A. de C.V. and Biper, S.A. de C.V. on June 30, 2003 and, as a result, will not tender any Securities into the Fintech Offer.

Very truly yours,

BELL ATLANTIC INTERNATIONAL, INC.

By

    Stephen B. Heimann

    Authorized Representative

BELL ATLANTIC LATIN AMERICA HOLDINGS, INC.

By
Stephen B. Heimann Authorized Representative

BELL ATLANTIC NEW ZEALAND HOLDINGS, INC.

By
Stephen B. Heimann Authorized Representative

VODAFONE AMERICAS B.V.

By
Holly Gillis, Senior Counsel Authorized Signatory by POA

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